Exhibit 99.1

For Immediate Release

Eric Loughmiller

Executive Vice President & Chief Financial Officer

(317) 249-4254

eric.loughmiller@adesa.com

KAR Holdings, Inc. Reports First Quarter 2009 Results

Carmel, IN, May 13, 2009 — KAR Holdings, Inc. today reported its first quarter financial results for the three months ended March 31, 2009. For the first quarter of 2009, the company reported revenue of $442.5 million as compared with first quarter 2008 revenue of $462.1 million, a decline of 4%. Adjusted EBITDA declined 13% to $97.3 million in the first quarter of 2009, as compared with first quarter 2008 adjusted EBITDA of $111.3 million.

Earnings Conference Call Information

KAR Holdings, Inc. will also be hosting an earnings conference call on Thursday, May 14, 2009 at 11:00 a.m. EDT. The call will be hosted by KAR Holdings, Inc. Chairman and Chief Executive Officer Brian Clingen and Executive Vice President and Chief Financial Officer Eric Loughmiller. The conference call may be accessed by calling 1-877-795-3648 and entering participant passcode 3452564.

A replay of the call will also be available for two weeks via telephone starting approximately 30 minutes after the completion of the call. The replay may be accessed by calling 1-888-203-1112 and entering conference code 3452564.

About KAR Holdings, Inc.

KAR Holdings, Inc. is the holding company for ADESA, a leading provider of wholesale used vehicle auctions whose operations span North America with 61 used vehicle sites, Insurance Auto Auctions, Inc., the leading North American salvage auto auction company whose operations span North America with 150 sites and Automotive Finance Corporation, a leading capital funding source for the used vehicle industry with 88 sites across North America. For further information on KAR Holdings Inc., ADESA, Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at http://www.karholdingsinc.com.

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KAR Holdings, Inc.

Consolidated Statements of Operations

(In millions) (Unaudited)

	Three Months Ended March 31,
	2009	2008
Operating revenues
ADESA Auction Services	$288.3	$285.1
IAAI Salvage Services	138.0	142.1
AFC	16.2	34.9

Total operating revenues	442.5	462.1
Operating expenses
Cost of services (exclusive of depreciation and amortization)	268.9	265.6
Selling, general and administrative	85.8	95.9
Depreciation and amortization	46.0	47.3

Total operating expenses	400.7	408.8

Operating profit	41.8	53.3
Interest expense	46.6	57.6
Other expense, net	1.7	2.6

Loss before income taxes	(6.5)	(6.9)
Income taxes	(3.0)	(3.7)

Net loss	($3.5)	($3.2)

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KAR Holdings, Inc.

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	March 31, 2009	December 31, 2008
Cash and cash equivalents	$196.5	$158.4
Restricted cash	12.8	15.9
Trade receivables, net of allowances	359.4	285.7
Finance receivables, net of allowances	128.3	158.9
Retained interests in finance receivables sold	59.8	43.4
Other current assets	86.7	90.4

Total current assets	843.5	752.7
Goodwill	1,524.4	1,524.7
Customer relationships, net of accumulated amortization	785.4	805.8
Intangible and other assets	347.9	352.7
Property and equipment, net of accumulated depreciation	707.3	721.7

Total assets	$4,208.5	$4,157.6

Current liabilities, excluding current maturities of debt	$507.6	$443.9
Current maturities of debt	—	4.5

Total current liabilities	507.6	448.4
Long-term debt	2,522.9	2,522.9
Other non-current liabilities	445.1	435.6
Stockholders’ equity	732.9	750.7

Total liabilities and equity	$4,208.5	$4,157.6

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KAR Holdings, Inc.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA, as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to revenues, net income (loss) or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of the Company’s liquidity.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. The Company calculates Adjusted EBITDA by adjusting EBITDA for the items of income and expense and expected incremental revenue and cost savings as described in the Company’s $1,865 million credit agreement. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal internal measures of performance used by the Company. Management uses the Adjusted EBITDA measure to evaluate the performance of the Company and to evaluate results relative to incentive compensation targets. Adjusted EBITDA per the Credit Agreement adds the pro forma impact of recent acquisitions, if applicable, to Adjusted EBITDA. This measure is used by the Company’s creditors in assessing debt covenant compliance and management believes its inclusion is appropriate to provide additional information to investors about certain covenants required pursuant to the Company’s senior secured credit facility and the notes. EBITDA, Adjusted EBITDA and Adjusted EBITDA per the Credit Agreement measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

(In millions)	Three Months Ended March 31,
(Unaudited)	2009	2008
Net income (loss)	($3.5)	($3.2)
Add back:
Income taxes	(3.0)	(3.7)
Interest expense, net of interest income	46.4	56.8
Depreciation and amortization	46.0	47.3

EBITDA	85.9	97.2
Nonrecurring charges	5.9	6.8
Noncash charges	4.6	6.4
Advisory services	0.9	0.9

Adjusted EBITDA	$97.3	$111.3

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Certain of the Company’s loan covenant calculations require financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA per the Credit Agreement to net income (loss) for the periods presented:

	Three Months Ended				Twelve Months Ended
(In millions) (Unaudited)	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	March 31, 2009
Net income (loss)	$6.2	($169.9)	($49.3)	($3.5)	($216.5)
Add back:
Income taxes	4.8	(5.2)	(27.3)	(3.0)	(30.7)
Interest expense, net of interest income	51.2	51.9	53.5	46.4	203.0
Depreciation and amortization	45.0	45.0	45.5	46.0	181.5

EBITDA	107.2	(78.2)	22.4	85.9	137.3
Nonrecurring charges	11.5	10.2	12.3	5.9	39.9
Noncash charges	3.0	168.9	22.1	4.6	198.6
Advisory services	0.9	0.9	1.0	0.9	3.7

Adjusted EBITDA and Adjusted EBITDA per the Credit Agreement	$122.6	$101.8	$57.8	$97.3	$379.5

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